For additional information, contact:
Dan Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2016 FOURTH QUARTER AND YEAR END RESULTS

PHOENIX, May 26, 2016 – Cavco Industries, Inc. (Nasdaq: CVCO) today announced financial results for the fourth quarter and fiscal year ended April 2, 2016. The financial statements include the operations of two regional manufactured home builders acquired during the first quarter of fiscal 2016: Chariot Eagle, which primarily produces park model RVs; and Fairmont Homes, a premier builder of manufactured and modular homes and park model RVs.
Financial highlights include the following:

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Net revenue for the fourth quarter of fiscal year 2016 totaled $177.3 million, up 25.6% from $141.2 million for the fourth quarter of fiscal year 2015. Net revenue for fiscal year 2016 was $712.4 million, 25.7% higher than $566.7 million for the prior fiscal year. The increase was from homes sold by newly acquired businesses this fiscal year and higher home sales volume at pre-existing operations.

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Income before income taxes was $10.9 million for the fourth quarter of fiscal 2016, an 19.8% increase over $9.1 million reported in last year's fourth fiscal quarter. For the fiscal year ended April 2, 2016, income before income taxes increased 22.6% to $44.0 million as compared to the prior fiscal year's income before income taxes, as adjusted to exclude a net gain from asset sales, of $35.9 million.

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Net income was $7.0 million for the fourth quarter of fiscal year 2016, compared to $6.0 million reported in the same quarter of the prior year, a 16.7% increase. For the fiscal year ended April 2, 2016, net income was $28.5 million, up 24.5% from adjusted net income of $22.9 million for the year ended March 28, 2015.

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Net income per share for the fourth quarter of fiscal 2016, based on basic and diluted weighted average shares outstanding, was $0.78 and $0.77, respectively, versus $0.67 and $0.66, respectively for the quarter ended March 28, 2015. Net income per share for the year ended April 2, 2016, based on basic and diluted weighted average shares outstanding, was $3.21 and $3.15, respectively, versus adjusted basic and diluted net income per share of $2.59 and $2.54, respectively, for the prior year.

Adjusted amounts described above relate to a net gain of $1.4 million on the sale of idle properties recorded in Other income, net during the year ended March 28, 2015. These adjustments are reconciled to the relevant U.S. generally accepted accounting principles ("GAAP") financial measures in the tables at the end of this press release.
Commenting on the earnings release, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, "We are pleased to report year-over-year improvement in our financial results this quarter. With Cavco's broad market reach and expanded line of manufactured home products, we look forward to the traditionally stronger spring and summer selling season that has already begun. The Company is well positioned to take advantage of reported overall demand growth for new single family homes."

In addition, Cavco was recently honored as 2016’s Manufacturer of the Year by the Manufactured Housing Institute, as voted by its peers, for the seventh consecutive year. Mr. Stegmayer concluded, "Receiving the MHI Manufacturer of the Year award from our industry peers is an extreme honor. This award is a testament to our associates’ commitment to product innovation, quality and high customer satisfaction. We believe that homebuyers look for value and long term enjoyment when selecting their home. The Cavco companies have spent more than 60 years creating a brand dedicated to delivering quality, value and exceptional customer service."
Cavco’s management will hold a conference call to review these results tomorrow, May 27, 2016, at 1:00 PM (Eastern Daylight Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes, Palm Harbor Homes, Fairmont Homes and Chariot Eagle. The Company is also a leading producer of park model RVs, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Custom Homes brand. Cavco’s mortgage subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer, a Ginnie Mae mortgage backed securities issuer and offers conforming mortgages and chattel loans to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; our ability to successfully integrate past acquisitions, including the recent acquisitions of Fairmont Homes and Chariot Eagle, and any future acquisition or the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; a constrained consumer financing market; curtailment of available financing for retailers in the manufactured housing industry; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and declining housing demand; net losses were incurred in certain prior periods and there can be no assurance that we will generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and continued turmoil in the credit markets; increased costs of healthcare benefits for employees; governmental and regulatory disruption; information technology failures and data security breaches; extensive regulation affecting manufactured housing; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2015 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	April 2, 2016	March 28, 2015
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$97,766	$96,597
Restricted cash, current	10,218	9,997
Accounts receivable, net	29,113	26,994
Short-term investments	10,140	7,106
Current portion of consumer loans receivable, net	21,918	24,073
Current portion of commercial loans receivable, net	3,557	2,330
Inventories	94,813	75,334
Prepaid expenses and other current assets	22,196	14,460
Deferred income taxes, current	8,998	8,573
Total current assets	298,719	265,464
Restricted cash	1,082	1,081
Investments	28,948	24,813
Consumer loans receivable, net	67,640	74,085
Commercial loans receivable, net	21,985	15,751
Property, plant and equipment, net	55,072	44,712
Goodwill and other intangibles, net	80,389	76,676
Total assets	$553,835	$502,582
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,513	$17,805
Accrued liabilities	100,314	77,076
Current portion of securitized financings and other	6,262	6,590
Total current liabilities	125,089	101,471
Securitized financings and other	54,909	60,370
Deferred income taxes	20,611	20,587
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 40,000,000 and 20,000,000 shares authorized, respectively; Outstanding 8,927,989 and 8,859,199 shares, respectively	89	89
Additional paid-in capital	241,662	237,916
Retained earnings	110,186	81,645
Accumulated other comprehensive income	1,289	504
Total stockholders’ equity	353,226	320,154
Total liabilities and stockholders’ equity	$553,835	$502,582

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Net revenue	$177,293	$141,248	$712,352	$566,659
Cost of sales	140,627	110,228	567,907	440,523
Gross profit	36,666	31,020	144,445	126,136
Selling, general and administrative expenses	25,145	21,184	98,103	87,659
Income from operations	11,521	9,836	46,342	38,477
Interest expense	(1,139)	(1,155)	(4,363)	(4,587)
Other income, net	519	452	2,049	3,437
Income before income taxes	10,901	9,133	44,028	37,327
Income tax expense	(3,913)	(3,180)	(15,487)	(13,510)
Net income	6,988	5,953	28,541	23,817

Comprehensive income:
Net income	$6,988	$5,953	$28,541	$23,817
Unrealized gain on available-for-sale securities, net of tax	1,527	102	785	68
Comprehensive income	8,515	6,055	29,326	23,885

Net income per share attributable to Cavco common stockholders:
Basic	$0.78	$0.67	$3.21	$2.69
Diluted	$0.77	$0.66	$3.15	$2.64
Weighted average shares outstanding:
Basic	8,913,460	8,859,042	8,889,731	8,854,359
Diluted	9,066,220	9,020,318	9,046,347	9,015,779

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Net revenue:
Factory-built housing	$162,867	$127,416	$655,148	$513,707
Financial services	14,426	13,832	57,204	52,952
Total net revenue	$177,293	$141,248	$712,352	$566,659

Capital expenditures	$1,072	$527	$3,519	$2,210
Depreciation	$969	$582	$3,468	$2,378
Amortization of other intangibles	$37	$345	$454	$1,379

Total factory-built homes sold	2,960	2,556	12,339	9,999

CAVCO INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

We prepare our financial statements in accordance with GAAP. Within this press release, we make reference to adjusted income before income taxes, adjusted net income, and adjusted net income per share, which are non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they allow evaluation of the financial results of the Company excluding the impact of certain items and facilitate comparisons of prior periods. These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures. These measures, excluding certain items affecting comparability, may not be comparable to similarly titled measures reported by other companies.
During the twelve months ended March 28, 2015, the Company sold the idle Woodland, California production facility for $4.7 million and the idle Albemarle, North Carolina facility for $0.9 million, and two idle retail locations, resulting in an aggregate net gain of $1.4 million.
Income before income taxes

	Twelve Months Ended
	April 2, 2016	March 28, 2015
Income before income taxes	$44,028	$37,327
Exclude: Net gain on sale of idle properties	—	(1,430)
Adjusted income before income taxes	$44,028	$35,897
Net income

	Twelve Months Ended
	April 2, 2016	March 28, 2015
Net income	$28,541	$23,817
Exclude: Net gain on sale of idle properties, net of income taxes	—	(912)
Adjusted net income	$28,541	$22,905
Net income per share

	Twelve Months Ended
	April 2, 2016	March 28, 2015
Basic net income per share	$3.21	$2.69
Exclude: Net gain on sale of idle properties, per basic share	—	(0.10)
Adjusted basic net income per share	$3.21	$2.59

	Twelve Months Ended
	April 2, 2016	March 28, 2015
Diluted net income per share	$3.15	$2.64
Exclude: Net gain on sale of idle properties, per diluted share	—	(0.10)
Adjusted diluted net income per share	$3.15	$2.54
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